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                                                                    EXHIBIT 99.1
                                                                    ------------

                             FOR IMMEDIATE RELEASE

                                                                      FIL #96-08

                                                                        Contact:
                                                                  Sanifill, Inc.
                                                                  --------------
                                                               J. Chris Brewster
                                                                  (713) 942-6216
                                                               or (212) 872-7262


                                 PRESS RELEASE


                             USA WASTE AND SANIFILL
                       JOINTLY ANNOUNCE MERGER AGREEMENT

          Houston, Texas (June 24, 1996) -- USA Waste Services, Inc. (NYSE -- "UW") and Sanifill, Inc. (NYSE -- "FIL") today jointly announced that the companies have entered into a definitive merger agreement, approved by both Boards of Directors, whereby Sanifill stockholders will receive 1.7 shares of USA Waste common stock for each Sanifill common share. USA Waste and Sanifill have received opinions from independent financial advisors, Donaldson, Lufkin and Jenrette Securities Corporation and Merrill Lynch and Co., respectively, stating that the share exchange ratio is fair from a financial point of view to their respective shareholders. The closing of the merger is subject to approval by both Companies' stockholders and certain lenders, Hart-Scott-Rodino antitrust clearance, opinions that the merger will qualify as a tax-free pooling of interests transaction and other standard and customary closing requirements.

          USA Waste's stock price closed Friday, June 21, 1996 at $27-7/8 per share. Based upon Sanifill's approximately 25.9 million outstanding shares and share equivalents and existing

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indebtedness, the merger would be valued at about $1.6 billion.  The Companies anticipate that the merger should close in the late summer or early fall.

          John E. Drury, Chairman and Chief Executive Officer of USA Waste, will retain that position, and Rodney R. Proto, President, Chief Operating Officer and Director of Sanifill will assume these positions at USA Waste. Donald F. Moorehead, Jr., Vice Chairman and Chief Development Officer, and Earl E. DeFrates, Executive Vice President and Chief Financial Officer, will retain these positions at USA Waste. Mr. Proto and two designees from Sanifill's Board will join USA Waste's Board, which will remain a twelve person board.

          Lorne D. Bain, Chairman and Chief Executive Officer of Sanifill, and
J. Chris Brewster, its Chief Financial Officer, will relinquish their posts, but both will assist with merger transition matters. David Sutherland-Yoest, USA Waste's current President and Chief Operating Officer, will continue to serve the Company as Regional Vice President of operations in the northeastern U.S. and Canada, as well as being a Vice Chairman and Director of the Board. In connection with the merger, USA Waste will move its headquarters to Houston, Texas.

          The combined Companies have annualized revenues of approximately $1.3 billion and total assets in excess of $2 billion. Giving effect to the merger, USA Waste, currently the third largest solid waste company in North America, will have 108 collection operations, 83 landfills with total airspace of over
2.5 billion cubic gate yards, 45 transfer stations and 31 other operations, serving over 1.7 million customers in 33 states, the District of Columbia, Canada, Mexico and Puerto Rico. The ongoing acquisition programs of both Companies will be continued during the pendency of the merger, resulting in further growth.

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          Mr. Drury stated, "The combination of these two fine companies will provide significant benefits to both stockholder groups. We expect the combined company to continue to reflect the strong earnings growth that each has demonstrated over the past several years. The merger is expected to be immediately accretive to USA Waste's earnings per share as a result of substantial annual cost savings and operational synergies which have been identified. Mr. Drury stated that, "the combined company will be strong operationally and financially and have outstanding management talent at all levels of the organization. This combination will enhance USA Waste's capacity to continue to benefit from the substantial growth opportunities that exist in our industry."

          Mr. Bain said, "This merger is a thoroughly logical transaction, that makes operating and financial sense across the board. The synergies are significant and sustainable, and the combined management team has the skills and capabilities needed by a growth company in a consolidating industry. This merger will create North America's premier solid waste company, to the benefit of employees, customers and stockholders."

          USA Waste, currently based in Dallas, Texas, is an integrated, non-hazardous, solid waste management company serving municipal, commercial, industrial and residential customers in 24 states.

          Sanifill, Inc., headquartered in Houston, Texas, is an environmental services company specializing in the management and disposal of nonhazardous waste in 23 states, the District of Columbia, the Commonwealth of Puerto Rico, Mexico and Canada.

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